UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 11, 2021

BRAIN SCIENTIFIC INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-209325	81-0876714
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 Wilbur Place, Suite 170

Bohemia, NY 11716

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (917) 388-1578

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable	Not applicable	Not applicable

Item 1.01	Entry Into A Material Agreement.

On June 11, 2021, Brain Scientific Inc. (the “Company”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Piezo Motion Corp., a Delaware corporation (“Piezo”), and BRSF Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Piezo, Merger Sub will cease to exist and Piezo will survive as a wholly-owned subsidiary of the Company (the “Merger”).

At the effective time of the Merger (the “Effective Time”), each outstanding share of Piezo capital stock will be automatically converted into the right to receive that number of shares of Company common stock equal to 100% of the issued and outstanding shares of Company common stock on a “fully diluted basis” (as defined in the Merger Agreement) calculated as of the Effective Time (the “Exchange Ratio”). No fractional shares of Company common stock will be issued in the Merger. Following the consummation of the Merger, former stockholders of Piezo are expected to own approximately 50% of the Company and current stockholders of the Company are expected to own approximately 50% of the Company, in each case based on the fully diluted shares of the Company prior to the consummation of the Merger. The Exchange Ratio and the actual number of shares of Company common stock to be issued to the Piezo stockholders is not yet determinable and will be based on, in part, whether and to what extent the Company’s existing indebtedness is converted into Company common stock or repaid in cash at or prior to the Effective Time, and is expected to result in the former Piezo stockholders owning a majority of the Company’s issued and outstanding shares of common stock as of immediately after the Effective Time.

The Merger Agreement provides that, at or prior to the Effective Time, the board of directors of the Company (the “Board”) will take the following action, to be effective upon the Effective Time: (i) increase the size of the Company’s Board of Directors from 2 to 5 members, (ii) elect to the Board Hassan Kotob; and (iii) appoint as the officers of the Company Hassan Kotob and Bonnie-Jeanne Gerety, or, in either case with regard to clauses (ii) and (iii), such other persons designated by Piezo. The Merger Agreement also provides that the current officers of the Company shall resign from their positions with the Company effective upon the Effective Time; provided, however, that Boris Goldstein, currently the Company’s Chairman, Executive Vice President and Secretary, shall be appointed to serve for a period of one year as Chief Science Officer of the Company (or of MemoryMD, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“MemoryMD”)), effective upon the Effective Time, upon terms as set forth in the Merger Agreement In addition, Dr. Goldstein shall receive a special bonus as a result of the closing of the Merger and, further, is eligible to receive a special bonus in the event the Company uplists to a senior stock exchange. The members of the Company’s current Board shall continue to serve as directors of the Company following the Effective Time.

The completion of the Merger is subject to various customary conditions, including, among other things: (a) the approval of the respective stockholders and boards of directors of the Company, Merger Sub, and Piezo; (b) subject to certain materiality exceptions, the accuracy of the representations and warranties made by each of the Company and Piezo and the compliance by each of the Company and Piezo with their respective obligations under the Merger Agreement; (c) approval of the transactions contemplated by the Merger Agreement by any third-parties and governmental entities as may be required by law; (d) the execution and delivery of an assignment and assumption agreement between the Company and MemoryMD, pursuant to which the Company shall assign to MemoryMD, and MemoryMD shall assume from the Company, all of the Company’s operating assets and liabilities, subject to certain exceptions; (e) the completion of all necessary legal due diligence by each of the Company and Piezo; (f) the first closing of a capital raise by the Company of at least $5.0 million (the “Offering”), including any interim bridge financing raised by either Company or Piezo that is convertible into the Offering, consisting of a 10% convertible promissory note and common stock purchase warrants, upon the terms and subject to the conditions of a separate securities purchase agreement; and (g) the number of shares of Piezo common stock held by Piezo stockholders who did not vote to adopt the Merger Agreement shall not exceed 10% of the number of outstanding shares of Piezo common stock as of the Effective Time.

The Merger Agreement contains customary representations, warranties and covenants, including covenants obligating each of the Company and Piezo to continue to conduct its respective business in the ordinary course, to provide reasonable access to each other’s information and to use reasonable best efforts to cooperate and coordinate to make any filings or submissions that are required to be made under any applicable laws or requested to be made by any government authority in connection with the Merger.

Pursuant to the terms of the Merger Agreement, the Company is obligated to issue to certain affiliates and non-affiliates of the Company, options and warrants to purchase an aggregate number of shares equal to 20% of the issued and outstanding shares of Company common stock immediately after the Effective Time.

The Merger Agreement contains certain termination rights in favor of each of the Company and Piezo.

The foregoing summary of the Merger Agreement and the Merger does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

The Merger Agreement has been provided pursuant to applicable rules and regulations of the United States Securities and Exchange Commission in order to provide investors and stockholders with information regarding its terms. However, it is not intended to provide any other factual information about the Company, Piezo, their respective subsidiaries and affiliates or any other party. In particular, the representations, warranties and covenants contained in the Merger Agreement have been made only for the purpose of the Merger Agreement and, as such, are intended solely for the benefit of the parties to the Merger Agreement. In many cases, the representations, warranties and covenants are subject to limitations agreed upon by the parties and are qualified by certain disclosures exchanged by the parties in connection with the execution of the Merger Agreement. Furthermore, many of the representations and warranties in the Merger Agreement are the result of a negotiated allocation of contractual risk among the parties and, taken in isolation, do not necessarily reflect facts about the Company, Piezo, their respective subsidiaries and affiliates or any other party. Likewise, any reference to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or stockholders. Finally, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement and these changes may not be fully reflected in the Company’s public disclosures.

As a result of the foregoing, investors are encouraged not to rely on the representations, warranties and covenants contained in the Merger Agreement, or on any descriptions thereof, as accurate characterizations of the state of facts or condition of the Company or any other party. Investors and stockholders are likewise cautioned that they are not third-party beneficiaries under the Merger Agreement and do not have any direct rights or remedies pursuant to the Merger Agreement.

Forward Looking Statements

Statements in this Current Report on Form 8-K (the “Form 8-K”) regarding the proposed Merger, the timing, conditions to and anticipated completion of the proposed Merger, the expected ownership of the combined company and the combined company’s board of directors constitute forward-looking statements. Any statements that are not purely statements of historical fact should also be considered to constitute forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the risk that the Company and Piezo may not be able to complete the proposed Merger and other risks and uncertainties more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on April 15, 2021, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 as filed with the SEC on May 24, 2021, as well as the other filings that the Company makes with the SEC. Investors and security holders are also urged to read the risk factors set forth in the proxy statement or information statement, as the case may be, carefully when they are available.

In addition, the statements made in this Form 8-K reflect the Company’s expectations and beliefs as of the date of the filing of the Form 8-K. The Company anticipates that subsequent events and developments will cause its expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements publicly at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date after the date of filing of the Form 8-K.

Important Information and Where to Find It

The Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The Company shall seek the approval of the Merger Agreement and the Merger from its stockholders either at a duly called meeting of stockholders, or by written consent. In the event that stockholder approval of the proposed transactions is solicited at a duly called meeting of stockholders, a definitive proxy statement and a proxy card will be filed with the SEC and will be mailed to the Company’s stockholders seeking any required stockholder approvals in connection with the proposed transactions. In the event that the proposed transactions are approved by the Company’s stockholders by written consent, the Company shall thereafter prepare and file a definitive information statement with the SEC which shall be mailed to the Company’s stockholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (IF APPLICABLE) AND THE MERGER AGREEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Stockholders may obtain, free of charge, copies of the proxy statement (if applicable), the Merger Agreement and any other documents filed by the Company with the SEC in connection with the proposed transactions at the SEC’s website (http://www.sec.gov), at the Company’s website, or by directing written request to: Brain Scientific Inc., 125 Wilbur Place, Suite 170, Bohemia, NY 11716, Attention: Boris Goldstein.

The Company and its directors and executive officers and Piezo and its directors and executive officers may be deemed to be participants in the solicitation of proxies, if applicable, from the stockholders of the Company in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the Merger will be included in the proxy statement (if applicable) referred to above. Additional information regarding the directors and executive officers of the Company is also included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on May 24, 2021. This document is available free of charge at the SEC web site (www.sec.gov), at the Company’s website, or by directing a written request to the Company as described above.

Item 3.02	Unregistered Sales of Equity Securities.

Between May 26, 2021 and June 9, 2021, the Company issued an aggregate of 194,071 shares (the “Conversion Shares”) of its common stock to an investor in connection with the conversions of a portion of an outstanding promissory note. The Conversion Shares were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder, as no general solicitation was used in the offer and sale of such securities

Item 8.01.	Other Events.

On June 16, 2021, the Company issued a press release announcing that it entered into the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01 of this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description
2.1	Share Exchange And Reorganization Agreement by and among Brain Scientific Inc., BRSF Acquisition Inc., and Piezo Motion Corp., dated as of June 11, 2021
99.1	Press Release, dated June 16, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 16, 2021

BRAIN SCIENTIFIC INC.

By:	/s/ Boris Goldstein
Name:	Boris Goldstein
Title:	Chairman of the Board and Executive Vice President